Share Transfer Agreement Amendment

Transferor:
Mr. Yu Jianhua, born on March 4, 1956, Han Nationality,
ID Card No.: 210202195603046418,
Position: Shareholder of Dalian Riyueming Hotels Co., Ltd., and director of the company
Address: 1-5-1, No.64 Sanhuan Street, Xigang District, Dalian

Transferee:
Dalian Northport Information Industry Development Co., Ltd.
Address: Room 512, A, 1 Huoiju Road, Qixianling Industrial Base, High-Tech Zone, Dalian
Legal Representative: Zhao Yan(Collectively, the Transferor and Transferee are called “the
Parties”)

On June 18, 2010 the Parties entered into a Share Transfer Agreement on the basis of amiable negotiation and principles of voluntary participation. According to Economic Agreement Law of People’s Republic of China and the relevant regulations, the Parties agreed to execute the agreement subject to the terms and conditions stipulated below.

A. Description of the Share Transfer Agreement Transaction

Dalian Riyueming Hotels Co., Ltd. (“Riyueming”) operated by Transferor, is a non-governmental limited liability corporation, which owns and manages five business hotels named Riyueming which are all in good running condition. It has a stable business income and professional management team and has an established trade name in the industry. Transferor holds a 50% equity share of Riyurming.

Transferee, Dalian Northport Information Industry Development Co., Ltd. is a wholly-owned subsidiary of Northport Network Systems Inc., a public corporation in the U.S.A. The parent corporation is registered in Washington State U.S.A., and has its headquarters located in Seattle, and has had its common shares traded on the OTCBB since Jan.16, 2008 with trading symbol of NNWS.

Under terms of the Share Transfer Agreement, the Transferor agreed to transfer 35% of the equity in Riyueming to the Transferee in exchange for shares of the Transferee’s parent US company.

As a result of ongoing discussions and negotiations, the Parties have agreed to cancel the original Share Transfer Agreement. Accordingly the transaction is terminated effective August 5, 2010 and deemed to not have occurred.

B. Settlement of Disputes

Any dispute arising from the execution of this Agreement Amendment shall be settled through friendly consultations by the parties. In the case where no settlement through consultation can be reached or one party is not willing to enter into consultation, the dispute shall be submitted to a local court.

C. Matter not Covered

Any matters not covered in this Agreement Amendment shall be solved by signing a supplementary agreement. The supplementary agreement will prevail in case differences are found between this Agreement and the supplementary agreement.

D. This Agreement Amendment shall become effective upon signing and stamping by the both parties.

E. This Agreement Amendment is made in quintuplicate. Two copies are held by Transferor and three copies are held by Transferee. All the copies are of the same legal effect.

Transferor:

/s/ Yu Jianhua
Signed personally:

Transferee:

Dalian Northport Information Industry Development Co., Ltd.

/s/ Zhao Yan
Signed by legal representative:

Signed on this 5th day of August, 2010